MEMORANDUM

December 2, 2005

To:	Mark Josipovich The Bluebook International 21098 Bake Parkway, Suite 100 Lake Forest, CA 92630
From:	Bathgate Capital Partners 5350 S. Roslyn Street, Suite 400 Greenwood Village, CO 80111-1163
Re:	$50,000 loan from Mrs. Susan K. Huebner & Mrs. Margaret M. Bathgate

Per our discussions on the phone and due to the urgency of Bluebook’s capital requirements, these two loans of $25,000 each, totaling $50,000, are being wired today. Terms and conditions for the money lent, as well as any other consideration, will be determined at a later date to the mutual agreement of both parties.

Until such time as final agreements are executed, notes shall bear interest at 12% per annum and shall be payable upon thirty days notice in writing.

Sincerely,

/s/ Margaret M. Bathgate	/s/ Vicki Barone
Margaret M. Bathgate	Vicki Barone Senior Managing Partner

5350 South Roslyn Street, Suite 400 Greenwood Village, CO 80111-2124
Phone: 303.694.0862 Fax: 303.694.6287